Exhibit 16.1

October 21, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Enjoy Technology, Inc. (formerly known as Marquee Raine Acquisition Corp.) statements included under Item 4.01 of its Form 8-K dated October 15, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 15, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC

New York, New York